Exhibit 3.209

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: WEA URBAN LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: Article 1. shall be deleted in its entirety and replaced by the following: “1. The name of the limited liability company is ASYLUM RECORDS LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of November, A.D. 2005.

By:	/s/ Paul Robinson
Authorized Person(s)

Name:	Paul Robinson, Vice President
Print or Type